Exhibit 10.14
DATED 1ST JANUARY 2020

NEW HORIZONS (CAMBRIDGE) LTD
-and-
SILVACO EUROPE LIMITED

Lease Relating to Silvaco Suite, First Floor, Silvaco Technology Centre Compass Point, St. Ives, Cambridgeshire

DATE 1ST JANUARY 2020
PARTIES
(1)    NEW HORIZONS (CAMBRIDGE) LTD incorporated and registered in England and Wales with company number 04277605 whose registered office is at Silvaco Technology Centre Compass Point St. Ives Cambridgeshire PE27 5JL (Landlord), and
(2)    Silvaco Europe Ltd incorporated and registered in England and Wales with company number 3207883 whose registered office is at Silvaco Technology Centre Compass Point St. Ives Cambridgeshire PE27 5JL (Tenant).
AGREED TERMS
1.Interpretation
1.1The definitions and rules of interpretation set out in this clause applies to this lease.
Annual Rent: rent at the rate of £ 160,000.00 per annum plus VAT. This rate shall be discounted for the term of the lease by £6,000.00 per annum plus VAT as compensation for the provision of a Client Representative for New Horizons Limited by Silvaco Europe Limited.
Building: Compass Point St Ives Cambridgeshire comprised within title number CB259495
Common Parts: the Building including all entrance hallways staircase lifts estate roads car park forecourts deliver areas other than the Property and the other office suites at the Building.
Interest Rate: 4% points above the base rate of National Westminster Bank plc.
Permitted Use: use as offices to which business associates may attend with ancillary storage during office hours.
Property: Silvaco Suite, First Floor of the Building, bounded by and including the internal wall and ceiling finishes and floor coverings of that part and the glass in the but excluding all Service Media which are within that part but which do not serve it exclusively and excluding any load bearing or structural part.
Service Charge: included within rental.
Service Media: lifts and lift machinery and equipment and all media for the supply or removal of heat, electricity, gas, water, sewerage, air-conditioning, energy, telecommunications, data and all other services and utilities and all structures, machinery and equipment ancillary to those media.
Term: a term of 10 years beginning on, and including the date of this lease and ending on, and including 31St December 2029.
VAT: value added tax chargeable under the Value Added Tax Act 1994 or any similar replacement or additional tax.
1.2A reference to this lease, except a reference to the date of this lease, is a reference to this deed and any deed, licence, consent, approval or other instrument supplemental to it.

1.3A reference to the Landlord includes a reference to the person entitled to the immediate reversion to this lease.
1.4Unless the context otherwise requires, references to the Building, the Common Parts and the Property are to the whole and any part of them or it.
1.5A reference to the end of the Term is to the end of the Term however it ends.
1.6Unless otherwise specified, a reference to a law is a reference to it as it is in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any subordinate laws for the time being in force made under it.
1.7Any obligation in this lease on the Tenant not to do something includes an obligation not to agree to or suffer that thing to be done and an obligation to use best endeavours to prevent that thing being done by another person.
1.8A person includes a corporate or unincorporated body.
1.9Except where a contrary intention appears, a reference to a clause is a reference to a clause of this lease.
1.10Clause headings do not affect the interpretation of this lease.
2.GRANT
2.1The Landlord lets the Property to the Tenant for the Term.
2.2The grant is made together with the ancillary rights set out in clause 3, excepting and reserving to the Landlord the rights set out in clause 4, and subject to all rights and covenants affecting the Building including the matters referred to in office copy entries dated 20th March 2003 in the property register and entry 1 of the charges register of title number CB259495
2.3The grant is made with the Tenant paying to the Landlord as rent, the Annual Rent and all VAT in respect of it, and all other sums due under this lease.
3.ANCILLARY RIGHTS
3.1The Landlord grants the Tenant the following rights (the Rights) to use in common with the Landlord and any other person authorised by the Landlord:
(a)The right of support and protection from those parts of the Building that afford support and protection for the Property at the date of this lease and to the extent that such support and protection exists at the date of this lease,
(b)The right to use the Common Parts for the purposes of access to and egress from the Property to and from the public highway including a right of way at all times with or without vehicles over and along the roadway coloured brown on the attached Plan 2 and the land comprised within title number CB259495
(c)The right to park 18 motor vehicles belonging to the Tenant, its employees and visitors in such spaces
(d)The right to use the lavatories and kitchen on the Common Parts, and

(e)The right to use and to connect into any Service Media at the Building that belong to the Landlord and serve (but do not form part of) the Property which are in existence at the date of this lease.
3.2In relation to the Right mentioned in clause 3.1(e), the Landlord may, at its discretion, re-route or replace any such Service Media and that Right will then apply in relation to the Service Media as re-routed or replaced.
3.3The Tenant shall exercise the Rights:
(f)Only in connection with its use of the Property for the Permitted Use and in a manner that is consistent with its obligations in clause 10.2,
(g)In accordance with any regulations made by the Landlord as mentioned in clause 10.5, and
(h)In accordance with all relevant laws.
3.1Except as mentioned in this clause 3, neither the grant of this lease nor anything in it confers any right over the Common Parts or any other part of the Building or any other property nor is to be taken to show that the Tenant may have any right over the Common Parts or any other part of the Building or any other property, and section 62 of the Law of Property Act 1925 does not apply to this lease.
4.RIGHTS EXPECTED AND RESERVED
4.1The following rights are excepted and reserved from this lease to the Landlord (the Reservations):
(a)Rights of light and air as those rights are capable of being enjoyed at any time during the Term,
(b)The right to use and to connect into Service Media at, but not forming part of, the Property; the right to install and construct Service Media at the Property to serve any part of the Building or any other property (whether or not such Service Media also serve the Property) and to connect into and use such Service Media; and the right to re-route any Service Media mentioned in this paragraph subject to the restriction in sub-clause (c) below
(c)The right to enter the Property for any purpose mentioned in this lease or connected with it or with the Landlord's interest in the Building or any other property at any reasonable time after having given reasonable notice to the Tenant (and the notice need not be in writing and need not be given in the case of an emergency), and provided the Landlord complies with the reasonable security procedures of the Tenant; and
(d)The right to develop land other than the Building, the Landlord owns whether or not such land.
4.2The Reservations may be exercised by the Landlord and by anyone else who is or becomes entitled to exercise them and by anyone authorised by the Landlord.

4.3The Landlord will not be liable for any loss or inconvenience to the Tenant by reason of the exercise of any of the Reservations (other than any loss or inconvenience in respect of which the law prevents the Landlord excluding liability).
5.THE ANNUAL RENT AND OTHER PAYMENTS
5.1The Tenant shall pay the Annual Rent and any VAT in respect of it in advance each month. No deposit is required.
5.2All sums payable by the Tenant are exclusive of any VAT that may be chargeable and the Tenant shall pay VAT in respect of all taxable supplies made to it in connection with this lease except where recoverable by the Landlord. Every obligation on the Tenant under or in connection with this lease to pay, refund or to indemnify the Landlord or any other person any money or against any liability includes an obligation to pay, refund or indemnify against any VAT, or an amount equal to any VAT, chargeable in respect of it except where recoverable by the Landlord.
5.3The Tenant shall pay the reasonable and proper costs and expenses (assessed on a full indemnity basis) of the Landlord, including any solicitors' or other professionals' costs and expenses and whether incurred during or after the end of the Term, in connection with or in contemplation of the enforcement of the tenant covenants of this lease and with any consent applied for in connection with this lease.
5.4If any Annual Rent or any other money payable under this lease has not been paid within 21 days the date it is due, whether it has been formally demanded or not, the Tenant shall pay the Landlord interest at the Interest Rate on that amount for the period from the due date to and including the date of payment.
5.5The Annual Rent and all other money due under this lease are to be paid by the Tenant without deduction, counterclaim or set-off.
6.INSURANCE
6.1The Landlord shall keep the Building insured against loss or damage by fire and such other risks as the Landlord considers it prudent to insure against, provided that such insurance is available in the market on reasonable terms acceptable to the Landlord. The Landlord will inform the Tenant of relevant terms of its insurance policy.
6.2If the Building or the access thereto is damaged or destroyed by a risk against which the Landlord has insured so as to make the Property unfit for occupation and use, and the Landlord has not repaired the Building or the access thereto so as to make the Property fit for occupation and use within 14 days of it having been damaged or destroyed, then the Landlord may determine this lease by giving 14 days prior written notice to the Tenant.
6.3If the Building or the access thereto is damaged or destroyed by a risk against which the Landlord has insured so as to make the Property unfit for occupation and use, then provided that:
(a)The Landlord's insurance policy has not been vitiated in whole or part by any act or omission of the Tenant or any person at the Building with the actual or implied authority of the Tenant and

(b)The Landlord has not repaired the Building or the access thereto so as to make the Property fit for occupation and use within 14 days of it having been damaged or destroyed,
The Tenant may determine this lease by giving 14 days prior written notice to the Landlord.
6.4If the Building or the access thereto is destroyed or damaged by a risk against which the Landlord is not obliged to insure pursuant to clause 6.1, or has not infact insured against so as to make the Property unfit for occupation and use, and the Landlord has not repaired the Building so as to make the Property fit for occupation and use within 14 days of the damage or destruction. Then the Landlord or the Tenant may terminate this lease by giving 14 days prior written notice to the other.
6.5In any case where the Tenant is able to terminate this lease pursuant to this clause (or would be able to if the period of 14 days mentioned in clause 6.3(b) and 6.4 had ended), then payment of the Annual Rent (or a fair proportion of it according to the nature and extent of the damage) will be suspended until the Building or access thereto has been repaired so as to make the Property fit for occupation and use or, if earlier, this lease is terminated.
6.6If this lease is terminated pursuant to this clause, then the termination will be without prejudice to any right or remedy of either party in respect of any antecedent breach of the covenants in this lease.
6.7Nothing in this clause shall oblige the Landlord to repair the Building.
7.SERVICES
7.1The Landlord shall:
(a)Keep the Common Parts clean and tidy and the internal Common Parts adequately heated and lit,
(b)Clean the outside of the windows of the Building as often as is reasonably necessary,
(c)Provide proper and adequate supplies of hot and cold water and heating to the Property and the Common Parts, and
(d)Keep the Service Media at the Building including those within the Property in reasonable working order and to maintain the lifts at the Building.
(e)To keep the Property, the Building and the Common Parts in good and substantial repair and good decorative order
(f)To maintain adequate third party liability insurance in respect of the Common Parts
(g)Ensure that the Building the Common Parts and the Property comply with all applicable fire regulations health and safety legislation and environmental law and shall indemnify the Tenant against any actions claims demands proceedings costs and expenses whatsoever arising from any non-compliance

(h)Supply in the Property the fixtures and fittings and furnishings set out on the attached list
7.2The Landlord shall pay all costs in connection with the supply of electricity, water, sewerage, telecommunications and data and other services and utilities to or from the Property other than the actual cost of the telephone/data line rental and call charges.
7.3The Landlord shall pay all rates, taxes and other impositions payable in respect of the Property, its use and any works carried out there
7.4The Landlord will not be liable for any loss or inconvenience arising from any failure or interruption of any service mentioned in clause 7.1 (or any other service provided by the Landlord) due to the carrying out of any necessary repairs or servicing nor due to any act or omission that is beyond the reasonable control of the Landlord (other than any loss or inconvenience in respect of which the law prevents the Landlord excluding liability).
8.PROHIBITION OF DEALINGS
The Tenant shall not assign, underlet, charge, part with possession or share occupation of this lease or the Property or hold the lease on trust for any person (except by reason only of joint legal ownership), nor grant any right or licence over the Property in favour of any third party without the consent of the Landlord
9.REPAIRS, DECORATION, ALTERATIONS, AND SIGNS
9.1The Tenant shall keep the Property clean and tidy, and shall make good any damage caused to the Property including any damage to the decoration of the Property by any act or omission of the Tenant or any person under the control of the Tenant.
9.2The Tenant shall not make any alteration to the Property, other than the installation and removal of non-structural, demountable partitioning and minor ancillary electrical works and provided that, where reasonably required by the Landlord, it removes any such partitioning and ancillary works before the end of the Term and makes good any damage to the Property and to any part of the Common Parts caused by any such installation or removal.
9.3Subject to clause 9.3 the Tenant shall not install, nor alter the route of, any Service Media at and forming part of the Property without the consent of the Landlord, such consent not to be unreasonably withheld.
9.4The Tenant shall not attach any sign, poster or advertisement to the Property so as to be seen from the outside of the Building. The Tenant may place a nameplate or the Landlord reasonably approves nameplates of a design and in a position on the Common Parts as.
9.5The Landlord may enter the Property to inspect its condition and may give the Tenant a notice of any breach of any of the tenant covenants in this lease relating to the condition of the Property. The Tenant shall carry out and complete any works needed to remedy that breach within the time reasonably required by the Landlord, in default of which the Landlord may enter the Property and carry out the works needed. The costs incurred by the Landlord in carrying out any works pursuant to this clause (and any professional fees and any VAT in respect of those costs) will be a debt due from the Tenant to the Landlord and payable within 21 days of written demand.

10.USE
10.1The Tenant shall not use the Property for any purpose except the Permitted Use
10.2The Tenant shall not use the Property nor exercise any of the Rights:
(a)For any illegal purpose, nor
(b)For any purpose in a manner that would cause any loss, legal nuisance to the Landlord, the other tenants or occupiers of the Building or any owner or occupier of any other property, nor
(c)In any way that would vitiate the Landlord's insurance of the Building, nor
(d)In a manner that would interfere with any right subject to which this lease is granted.
10.3The Tenant shall not overload any structural part of the Building nor any Service Media at or serving the Property.
10.4The Tenant shall comply with all laws relating to:
(e)The occupation and use of the Property by the Tenant,
(f)The use of all Service Media and machinery and equipment at or serving the Property, and
(g)All materials kept at or disposed from the Property.
10.1The Tenant shall observe all regulations made from time to time by the Landlord in accordance with the principles of good estate management relating to the use of the Common Parts and the management of the Building.
11.RETURNING THE PROPERTY TO THE LANDLORD
11.1At the end of the Term the Tenant shall return the Property to the Landlord in the same decorative condition fair wear and tear excepted as set out in the attached Schedule of Condition and will remove from the Property all chattels belonging to or used by it.
11.2The Tenant irrevocably appoints the Landlord to be the Tenant's agent to store or dispose of any chattels or items it has fixed to the Property and which have been left by the Tenant on the Property for more than ten working days after the end of the Term. The Tenant will indemnify the Landlord in respect of any claim made by a third party in relation to that storage or disposal.
12.INDEMNITY
The Tenant shall keep the Landlord indemnified against all proper and reasonable expenses, costs, claims, damage and loss arising from any breach of any tenant covenant in this lease, or from any act or omission of the Tenant or any person on the Property or the Common Parts with its actual or implied authority.
13.LANDLORD'S COVENANT FOR QUIET ENJOYMENT
The Landlord covenants with the Tenant, that, the Tenant will have quiet enjoyment of the Property without any lawful interruption by the Landlord or any person claiming under the Landlord.

14.CONDITION FOR RE-ENTRY
14.1The Landlord may re-enter the Property at any time after any of the following occurs:
(a)Any rent is unpaid 21 days after becoming payable whether it has been formally demanded or not, or
(b)Any breach of any condition or tenant covenant of this lease.
14.2If the Landlord re-enters the Property pursuant to this clause, this lease will immediately end, but without prejudice to any right or remedy of the Landlord in respect of any antecedent breach of the tenant covenants of this lease.
15.TENANT'S OPTION TO BREAK
15.1If the Tenant shall desire to determine the term hereby granted at any time after the end of the six months from the date of this lease and shall give to the Landlord at least three months previous notice in writing of such desire ("the Break Notice") and the Tenant shall up to the expiry of the Break Notice have paid the Annual Rent and Service Charge applicable to the period from the date of this lease to the expiry of the Break Notice and shall deliver up possession on the expiry of the Break Notice then at the expiry of the Break Notice the present demise and everything herein contained shall be void and cease but without prejudice to the rights and remedies of either party in respect of any antecedent claim or breach of covenant
15.2The Property shall be yielded up at the expiry of the Break Notice with vacant possession
16.LANDLORD'S OPTION TO BREAK
If the landlord shall desire to determine the term hereby granted at any time after the end of the six months from the date of this lease and shall give to the Tenant at least three months previous notice in writing of such desire ("the Option Notice") Tenant shall on the Option Date deliver up possession and the present demise and everything therein contained shall be void and cease but without prejudice to the rights and remedies of the Tenant in respect of any antecedent claim or breach of the Landlord's obligations
17.LIABILITY
17.1The obligations of the Tenant arising by virtue of this lease are owed to the Landlord and the obligations of the Landlord are owed to the Tenant.
17.2The obligations of the Tenant arising by virtue of this lease are joint and several obligations. The Landlord may release or compromise the liability of any one of the persons making up the Tenant or grant any time or concession to any one of them without affecting the liability of any other of them.
18.NOTICES
18.1Except in a case of emergency, any notice given pursuant to this lease must, unless otherwise stated, be in writing, and writing includes faxes but does not include email.
18.2Within five working days after receipt of any notice or other communication affecting the Property or the Building the Tenant shall send a copy of the relevant document to the Landlord.
19.ENTIRE AGREEMENT AND EXCLUSION OF REPRESENTATIONS

19.1This deed constitutes the entire agreement and understanding of the Landlord and the Tenant relating to the transaction contemplated by the grant of this deed and supersedes any previous agreement or understanding between them relating to it.
19.2The Tenant acknowledges that in entering into this lease it has not relied on, nor will have any remedy in respect of, any statement or representation made by or on behalf of the Landlord.
19.3Nothing in this lease constitutes or will constitute a representation or warranty that the Property may lawfully be used for any purpose allowed by this lease.
19.4Nothing in this clause shall, however, operate to limit or exclude any liability for fraud.
20.MISCELLANEOUS
20.1The parties confirm that:
No statutory declaration was required in this case.
20.2The parties agree that the provisions of sections 24 to 28 of the Landlord and Tenant Act 1954 are excluded in relation to the tenancy created by this lease
20.3A person who is not a party to this lease will not have any rights under or in connection with this lease by virtue of the Contracts (Rights of Third Parties) Act 1999.
20.4This lease creates a new tenancy for the purposes of the Landlord and Tenant
(Covenants) Act 1995.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.
The Common Seal of NEW HORIZONS
(CAMBRIDGE) LTD was hereunto affixed
to this deed in the presence of:

Director	/s/ Chris Marnoch

Signed on behalf of Silvaco Europe Ltd :

Director	/s/ Chris Marnoch

Witnessed by:

Witness	/s/ David Green

Name	/s/ DAVID GREEN

Address